Exhibit 10-p-6

For Persons Not With a Change of Control Agreement

ROCKWELL COLLINS, INC.

PERFORMANCE UNIT AGREEMENT

[Date]

Target Payment:

PERSONAL AND CONFIDENTIAL

[Name]

Identification # (SSN or Employee #)

Dear [Nickname]:

We are pleased to confirm that, as a key employee of Rockwell Collins, Inc. and its subsidiaries (“Rockwell Collins” or the “Company”), you have been granted a performance unit award payable in a lump sum amount in cash and/or in stock (as defined in paragraph 4) under the Rockwell Collins 2001 Long-Term Incentives Plan (the “Plan”). Any payout of your performance unit is based on the achievement by Rockwell Collins of the goals for Cumulative Sales and Return on Sales for its fiscal years of 2004 through 2006 (the “Performance Period”) as set forth in the matrix attached as Exhibit A (the “Matrix”). Any payout based on performance pursuant to the Matrix is to be further adjusted based on Shareowners Return as specified below. The terms and conditions of your award are as set forth in more detail below.

1. Confirmation of Award. Together with any letter transmitting this document to you, this performance unit agreement (this “Agreement”) confirms your award in accordance with the terms as set forth herein.

2. Amount Payable Pursuant to Award. Subject to the provisions of paragraphs 5 through 12, the amount payable to you pursuant to your award shall be determined as follows:

(a) The percentage of target award earned will be the percentage found at the intersection in the Matrix of the final results achieved for Cumulative Sales and for Return on Sales for the Performance Period (as determined pursuant to paragraph 3).

(b) If the final results achieved for the Performance Period fall between the levels of performance specified in the Matrix, the percentage of target award payable will be interpolated consistent with the range in which the Cumulative Sales and Return on Sales falls as conclusively determined by the Committee (as defined below).

(c) No amount shall be payable for the Performance Period if the Cumulative Sales or Return on Sales (as determined pursuant to paragraph 3) for the Performance Period is less than the minimum level for the Performance Period as indicated in the Matrix.

(d) The payment as determined for achievement against goals for Cumulative Sales and for Return on Sales for the Performance Period will be further adjusted for the Company’s Total Shareowners Return performance (as determined pursuant to paragraph 3) relative to the 10 peer companies listed on Exhibit B. If relative performance is among the top 3 of the peer companies, the payment will be adjusted upward by 20%. If relative performance is among the middle 4 of the peer companies, there will be no adjustment to the payment. If relative performance is among the lowest 3 of the peer companies, the payment will be reduced by 20%.

Subject to the provisions of paragraphs 5 through 12, the amount payable to you pursuant to this performance award with respect to the Performance Period shall be paid in a lump sum, less applicable taxes, by Rockwell Collins as soon as practicable after the end of the Performance Period and after receipt of the accountants’ letter for the Performance Period pursuant to paragraph 13.

3. Definitions and Determination of Financial Performance. “Cumulative Sales” means, for the Performance Period, the total Sales as reported by the Company in its audited financial statements. “Return on Sales” means, for the Performance Period, the rate determined by dividing Net Income by Sales. Both Net Income and Sales will be the three year cumulative values as reported in the Company’s audited financial statements after adjusting for extraordinary income and expense items. The foregoing definitions and measures will exclude major acquisitions and divestitures, however, they will include post-acquisition growth.

“Shareowners Return” is measured by adding (i) the total stock price growth for the Performance Period, measured by comparing the average stock price during October 2003 to the average stock price during September 2006, and (ii) dividends paid, measured as if reinvested in stock at the payment date. In the event of substantial changes causing an inability to calculate Shareowners Return for one or more of the peer companies listed on Exhibit B (or in the event of spinoffs or similar transactions causing a peer company to split into two or more peer companies), the list of peer companies shall be adjusted accordingly to take such events into account and the new group of peer companies shall for purposes of paragraph 2(d) be divided into a top, middle and lowest third; provided, however, that if such new group of peer companies is not equally divisible into three parts, then the excess number of peer companies shall be assigned to the middle third.

In connection with the receipt of the accountants’ letter for the Performance Period pursuant to paragraph 13, the committee of the Board of Directors of Rockwell Collins administering the Plan (which committee is herein called the “Committee” and which, on the date hereof, is the Compensation Committee) shall determine the Cumulative Sales,

Return on Sales and the Shareowners Return results and ranking for the Performance Period after taking into account any adjustment as contemplated in paragraph10.

4. Payment of Award. The award is payable in cash and/or in Common Stock of the Company. The Committee will determine whether payment will be made in stock and whether such payment in Common Stock will be automatic or elected at the discretion of each recipient. The number of shares of Common Stock of the Company to be issued pursuant to the payment made in the form of Common Stock is to be determined by dividing (1) the payment amount, net of income tax withholdings (which are to be paid in cash), to be paid in the form of Common Stock of the Company by (2) the Fair Market Value (as defined in the Plan) of the Common Stock of the Company on the day immediately preceding the payout date for the Performance Unit.

5. Transferability of Award. This performance award shall not be transferable by you except by will or by the laws of descent and distribution.

6. Termination of Employment for Death, Disability, Retirement or Elimination of Position. If your employment by the Company terminates during the Performance Period by reason of your death, disability, retirement under a retirement plan of the Company or the elimination of your position, you will be entitled to receive as soon as practicable after the end of the Performance Period and after receipt of the accountants’ letter for the Performance Period pursuant to paragraph 13 a payment, if any, that would otherwise be payable pursuant to paragraph 2, but such amount shall be pro rated for the portion of the Performance Period that elapsed prior to this termination of employment.

7. Termination of Employment for Other Reasons. Except as otherwise provided in paragraphs 9 through 12, if your employment by the Company terminates during the Performance Period other than by reason of your death, disability, retirement under a retirement plan of the Company or the elimination of your position, you will not be entitled to any payment pursuant to paragraph 2 with respect to the Performance Period.

8. Forfeiture of Award for Detrimental Activity. If you engage in detrimental activity (as defined in this paragraph 8) at any time (whether before or after termination of your employment), you will not be entitled to any payment hereunder and you will forfeit all rights with respect to the performance award under this Agreement. For purposes of this paragraph 8, “detrimental activity” shall mean willful, reckless or grossly negligent activity that is determined by the Committee to be detrimental to or destructive of the business or property of the Company. Any such determination of the Committee shall be final and binding for all purposes. Notwithstanding the foregoing, no payment hereunder shall be forfeited or become not payable by virtue of this paragraph 8 on or after the date of a Change of Control (as defined in the Plan) unless the “Cause” standard set forth in paragraph 11(b) is satisfied.

9. Transfer of Employment; Leave of Absence. For the purposes of this Agreement, (a) a transfer of your employment from Rockwell Collins to a subsidiary or vice versa, or from one subsidiary of Rockwell Collins to another, without an intervening period, shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence, you shall be deemed to have remained in the employ of Rockwell Collins or a subsidiary of Rockwell Collins during such leave of absence. If your level of employment changes, the Company may adjust your target payment hereunder to pro rate the portion of the Performance Period that elapses (i) prior to the change in employment status at the old target payment level and (ii) after the change at the new target payment level, if any. Any promotion to the ranks of “Designated Senior Executive” requires committee action to adjust the target payment hereunder.

10. Adjustments. (a) Adjustments (which may be increases or decreases) may be made by the Committee in the Cumulative Sales and Return on Sales as well as in the Shareowners Return and list of peer companies, to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, without limitation, acquisitions or divestitures by or other material changes in the Company or peer companies, provided that no adjustment shall be made which would result in an increase in your compensation if your compensation is subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as amended, or any successor provision, for the year with respect to which the adjustment occurs.

(b) Subject to the provisions of paragraph 11, the determination of the Committee as to the terms of any adjustment made pursuant to this paragraph 10 shall be binding and conclusive upon you and any other person or persons who are at any time entitled to receipt of any payment pursuant to the award.

11. Change of Control. (a) Notwithstanding any other provision, in the event that during the Performance Period your employment is terminated on or after a Change of Control (as defined in the Plan) (i) by the Company other than for Cause (as defined in paragraph 11(b)) or (ii) by you for Good Reason (as defined in paragraph 11(c)), your award shall become nonforfeitable and shall be paid out on the date your employment is so terminated as if the Performance Period hereunder had been completed or satisfied and as if the Cumulative Sales and Return on Sales as well as Shareowners Return for the Company for the Performance Period were sufficient to enable a payment to you pursuant to paragraph 2 of the amount that is equal to your 360% of your “Target Payment” set forth on the first page of this letter.

(b) For purposes of paragraphs 8 and 11(a), termination for “Cause” shall mean:

(i) your willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or

(ii) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of you, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(c) For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities generally in effect prior to any Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(ii) any failure by the Company to maintain your compensation at a level consistent with that generally in effect prior to any Change of Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(iii) the Company’s requiring you to be based at any office or location other than as provided on the day preceding the Change of Control hereof or the Company’s requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control;

(iv) any purported termination by the Company of your employment otherwise than for Cause; or

(v) any failure by the Company to comply with and satisfy Section 17(b) of this Agreement.

For purposes of this paragraph 11(c), any good faith determination of “Good Reason” made by you shall be conclusive.

(d) Notwithstanding any other provision, if a Change of Control (as defined in the Plan) occurs during the Performance Period the Cumulative Sales and Return on Sales for the Company for the Performance Period shall be deemed to be not less than the 100% level set forth in the attached Matrix and the Company’s Shareowners Return shall be deemed to rank among the top 3 of the peer companies.

12. Divestiture. In the event that your principal employer is a subsidiary of Rockwell Collins that ceases to be such, then your employment shall be deemed to be terminated for all purposes as of the date on which your principal employer ceases to be a subsidiary of Rockwell Collins (herein called the Divestiture Date) and your award shall become nonforfeitable and shall be paid out on the Divestiture Date (x) as if the Performance Period hereunder had been completed or satisfied and as if the Cumulative Sales and Return on Sales as well as Shareowners Return for the Company for the Performance Period were sufficient to enable a payment to you pursuant to paragraph 2 of the amount that is equal to 100% of your “Target Payment” set forth on the first page of this letter, but (y) pro rated for the portion of the Performance Period that elapsed prior to the Divestiture Date, all as conclusively determined by the Committee.

13. Accountants’ Letter. As soon as practicable after the end of the Performance Period, the Committee shall obtain a letter or other communication from the Company’s Senior Vice President and Chief Financial Officer or the Vice President, Finance and Treasurer, or one of their successors or designees, to the effect that such person has reviewed the determination for the Performance Period of the Cumulative Sales and Return on Sales as well as Shareowners Return results and ranking of the Company and that in such person’s opinion such determinations have been made in accordance with paragraph 3.

13. Employment Rights. You shall not have any rights of continued employment with the Company as a result of this award, other than the payment rights expressly contemplated herein.

14. Tax Withholding. Upon any payment to you of cash and/or Common Stock of the Corporation hereunder, Federal income and other tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income realized by you. The Company may withhold such required amounts from your payments.

15. Governing Law. This Agreement and the award provided for hereunder shall be governed by and construed in accordance with the laws of the State of Iowa.

16. Successors.

(a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17. Entire Agreement. This Agreement and the other terms applicable to performance units granted under the Plan embody the entire agreement and understanding between Rockwell Collins and you with respect to the performance units, and there are no representations, promises, covenants, agreements or understandings with respect to the performance units other than those expressly set forth in this Agreement and the Plan.

Sincerely yours,

ROCKWELL COLLINS, INC.

Gary R. Chadick Senior Vice President, General Counsel and Secretary

Rockwell Collins, Inc. 400 Collins Road NE, M/S 124-323 Cedar Rapids, IA 52498-0001